Exhibit 4.6

                                 FIRST AMENDMENT
                                     TO THE
                       SENA 401(k) PLAN FOR UNION MEMBERS
            (As Amended and Restated Effective as of January 1, 2001)

          WHEREAS, Stora Enso North America Corp. ("SENA"), as the sponsor of the SENA 401(k) Plan for Union Members (As Amended and Restated Effective as of January 1, 2001) (the "plan"), desires to amend the plan effective January 1, 2001, in accordance with the powers granted to it under subsection 9.1 of the plan and acting pursuant to the authority granted by resolution of the Board of Directors of SENA.

          NOW THEREFORE, the plan is amended in the following respects:

          1. The definition of "compensation" contained in Section 2.7 is hereby amended by deleting the first sentence thereof and replacing it with the following:

               "A participant's "compensation" for any plan year means the sum total of the adjusted compensation (as defined below) paid to him during that plan year for services rendered to the employers as an employee and the amount of any income deferral contributions made for such year under Sections 125, 401(k), and 132(f)(4) of the Code."

          2. The definition of "compensation" contained in Section 6.1 is hereby amended by deleting the final sentence thereof and replacing it with the following:

               "A participant's "compensation" for purposes of this subsection
               6.1 means a participant's total cash compensation determined in accordance with Section 415(c)(3) of the Code and regulations thereunder, but including: (1) any elective deferral (as defined in Section 402(g)(3) of the Code), (2) any elective amounts that are not includible in the gross income of the employee by reason of Section 132(f)(4), and (3) any amount contributed or deferred by an employer or controlled group member under Section 125 or 457 of the Code.

          3. Section 3.2 is hereby deleted in its entirety and replaced with the following:

               "In no event shall the actual deferral percentage (as defined below) of highly compensated participants (as defined in subsection 3.3) for any plan year exceed the greater of:

                    (a) the actual deferral percentage of all other participants for such plan year multiplied by 1.25 ("test (a)"); or

                    (b) the actual deferral percentage of all other participants for such plan year multiplied by 2.0; provided that the actual deferral percentage of the highly compensated participants does not exceed that of all other participants by more than 2 percentage points ("test (b)").

               The "actual deferral percentage" of a group of participants for a plan year means the average of the ratios (determined separately for each participant in such group) of A to B where A equals the income deferral contributions credited to each such participant's accounts (as described in subsection 4.1) for such plan year and B equals the participant's "compensation" for such plan year. For purposes of this subsection, "compensation" means an employee's compensation (as defined in Section 414(s) of the Code), including income deferral contributions made for such year under Sections 125, 132(f)(4) and 401(k) of the Code.

               The Board shall determine from time to time from the participant's current income deferral elections whether the foregoing limitation will be satisfied and, to the extent necessary to insure compliance with such limitation, shall reduce income deferral contributions made by highly compensated participants (in the order of their contribution amounts beginning with the largest amount) until such limitation is satisfied.

               If neither test (a) nor (b) is satisfied for the plan year, the amount of before-tax contributions made by highly compensated participants with the highest dollar amount of before-tax contributions will be reduced by the amount required to cause such highly compensated participant's before-tax contributions to equal the dollar amount of the before-tax contributions of the highly compensated participants with the next highest dollar amount of before-tax contributions or, if it would involve less of a reduction, to the dollar amount of before-tax contributions which allows the plan to satisfy test (a) or (b). This reduction must be repeated as many times (for highly compensated participants with successively lower dollar amounts of before-tax contributions) as necessary to satisfy test (a) or (b).

               For purposes of this subsection, certain former employees (as determined under Section 414(q)(9) of the Code) shall be treated as employees for purposes of determining highly compensated participants."

          4. In all respects not above amended, the plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, SENA has caused this First Amendment to the plan to be executed on its behalf by its duly authorized officers this 17th day of December, 2002.


                                                  STORA ENSO NORTH AMERICA CORP.


                                                  By:/s/ Gary A. Parafinczuk
                                                     ---------------------------
                                                     Gary A. Parafinczuk
                                                     Its: SVP Human Resources


ATTEST:


By: /s/ Carl H. Wartman
    -------------------------
    Carl H. Wartman
Its: Secretary & General Counsel

                                      * * *